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                                                                    Exhibit 99.1
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(BW) (CA-INTEL/PROXIM) (PROX) Intel and Proxim to Further Wireless Home
Networking

     Business Editors/High Tech Writers

     SANTA CLARA, Calif.--(BUSINESS WIRE)--April 28, 1999--Intel Corporation and Proxim, Inc. (Nasdaq:PROX) today announced that the two companies have completed a technology agreement and an Intel equity investment in Proxim.

     Proxim, a leading supplier of wireless LAN products, and Intel are currently working together to develop wireless home networking products based on the HomeRF SWAP (Shared Wireless Access Protocol) specification. The SWAP specification provides a standards-based solution that is designed to enable a broad range of interoperable consumer devices to use wireless data and voice communications in and around the home.

     Intel has purchased 320,000 shares of Proxim common stock, comprising approximately 2.9 percent of the Company's outstanding shares, and has acquired a warrant to purchase 96,000 additional shares, subject to vesting conditions.

     "Intel's technology relationship with Proxim is an important part of our home networking strategy and helps further our vision of a billion connected PCs in the next decade," said Dan Sweeney, general manager of Intel's Home Networking Operation. "Wireless solutions based on the HomeRF SWAP specification complement Intel's line of phoneline networking products and extend home networking to mobile devices in and around the home. We are working to further the worldwide growth of home networking."

     "As the world's leading supplier of spread spectrum wireless LAN products, Proxim provides a unique set of radio-based broadband networking capabilities," said David C. King, chairman, president and CEO of Proxim. "These capabilities, together with Intel's leadership in the personal computer and communication industries, will help establish HomeRF products as the primary way to connect mobile devices in the home."

     About Home RF and SWAP

     The HomeRF Working Group was formed to provide the foundation for a broad range of interoperable consumer devices by establishing an open industry standard (SWAP Specification) for wireless digital communication between PCs and consumer electronic devices. The SWAP Specification defines a new common interface specification that supports wireless data and voice services in and around the home.

     Products compliant with the SWAP Specification operate in the 2.4 GHz frequency band and use frequency hopping spread spectrum radio frequency technology. For additional information on the HomeRF Working Group and SWAP, visit the web site at www.homerf.org.

     About the Companies

     Headquartered in Mountain View, Calif., Proxim, Inc., is the world's leading supplier of spread spectrum wireless LAN products to OEMs and wireless solution providers. Proxim was first to market with 2.4 GHz frequency hopping wireless LAN technology with its RangeLAN2(TM) product family in 1994.
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     In 1998, Proxim emerged as a leader in home networking solutions with the launch of its award-winning Symphony(TM) suite of cordless networking products for home and small office environments. Proxim is also a core member of the HomeRF Working Group and is committed to delivering HomeRF-compliant wireless networking technologies. Additional information about Proxim is available at www.proxim.com.

     Intel is a core member of the HomeRF Working Group and is actively working to promote industry standards and help deliver home networking solutions that extend the value of home PCs, and richness of the Internet anywhere in the home. Intel recently introduced the AnyPoint(TM) Home Network based on the Home Phoneline Network Alliance specification, using existing phone lines to connect home PCs without the need for additional wiring.

     Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking, and communications products. Additional information about Intel is available at www.intel.com/pressroom.

     This press release contains forward-looking statements regarding the worldwide growth of home networking, the availability of wireless home networking products, the development of industry standards and strategic alliances. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, Proxim's ability to successfully develop, manufacture and gain market acceptance of new products, in particular its home networking products; dependence on the emerging home networking market segment; the cost, availability and quality of assemblies and finished products from contract manufacturers; dependence on a limited number of OEM customers; rapid technological change; evolving industry standards; international sales; the highly competitive nature of the wireless LAN market segment; and other factors more fully described in the Proxim's reports to the Securities and Exchange Commission, including, but not limited to, the report on Form 10-K for the year ended December 31, 1998, and the reports on Form 10-Q filed during 1998. Actual results may differ materially from such forward-looking statements. Proxim does not undertake to update any oral or written forward-looking statements that may be made by or on behalf of Proxim.

     Note to Editors: Third-party marks and brands are the property of their respective holders.

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     CONTACT: Intel Corporation
              Ursula Herrick, 408/765-5728
              ursula.herrick@intel.com
                or
              Proxim, Inc.
              Dan Spalding, 650/526-3619
              dspalding@proxim.com